Exhibit 10(j)

SUMMARY OF
THE EMPIRE DISTRICT ELECTRIC COMPANY
ANNUAL INCENTIVE PLAN

Our annual incentive plan is the short-term component of our incentive compensation package. Under this plan, executive officers can earn additional compensation based on their performance measured against annual tactical goals. The specific tactical goals for each executive for each calendar year and the weight to be attached to each goal are established at the beginning of the calendar year and are geared to the particular executive’s responsibilities. Examples of the performance measures utilized under the annual incentive plan for the award with respect to 2004 (paid in early 2005) and for the award to be made with respect to 2005 (payable in 2006) include expense control, regulatory performance, project completion, financial performance, and customer service. Threshold, target and maximum performance levels are set for each performance measure. For executives to receive any incentive compensation based on any particular performance measure, at least the threshold level of performance must have been achieved. Greater incentive compensation is payable under the annual incentive plan if the target or maximum performance is achieved. If the target level objective is reached in each of the executive officer’s performance areas, the executive officer would receive the target annual incentive award established for that executive. In the case of the award for 2004 (paid in early 2005) and the award for 2005 (payable in early 2006), the target annual incentive award was set at 35% of base salary for the Chief Executive Officer and was set at 15% of base salary for all other officers. The award under the annual incentive plan is paid in cash.

92